EXECUTION COPY
CREDIT AGREEMENT
by and among
V.F. CORPORATION,
as Borrower,
CITIBANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
CITIGROUP GLOBAL MARKETS INC.
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Book Managers,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
as of August 21, 2007

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of August 21, 2007 (the “Agreement”), is made by and among:
     V.F. CORPORATION, a Pennsylvania corporation having its principal place of business in Greensboro, North Carolina (the “Borrower”),
     CITIBANK, N.A., in its capacity as Administrative Agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 10.7, the “Agent”), and in its capacity as a Lender (“Citibank”), and each other financial institution executing and delivering a signature page hereto and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 11.1 (hereinafter such financial institutions may be referred to individually as a “Lender” or collectively as the “Lenders”), and
     BANK OF AMERICA, N.A., in its capacity as Syndication Agent;
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving credit facility of up to $400,000,000, the proceeds of which are to be used for general corporate purposes including, without limitation, in connection with the acquisition of Seven For All Mankind, LLC and lucy activewear, inc.; and
     WHEREAS, the Lenders are willing to make such facility available to the Borrower upon the terms and conditions set forth herein;
     NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     1.1. Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:
     “Acquisition” means the acquisition of an equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into such equity interest, made with the intent to hold such equity interest as a strategic investment and not for speculative purposes.
     “Affected Lender” shall have the meaning assigned to such term in Section 4.8.
     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Agent-Related Persons” means the Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys- in-fact of such Persons and Affiliates.
     “Applicable Commitment Percentage” means, for each Lender at any time, a fraction the numerator of which shall be such Lender’s Commitment and the denominator of which shall be the Total Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in Exhibit A; provided that the Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.1.
     “Applicable Facility Fee” means that percent per annum set forth below, which shall be based upon the higher Rating of outstanding senior unsecured Indebtedness of the Borrower existing at the date of determination as specified in the table below; provided, however that if there is a split in Ratings of more than one Tier, the Applicable Facility Fee shall be based upon the Tier that is one tier higher than the lower Rating:

	Rating S&P or	Applicable Facility
Tier	Moody’s	Fee
I	≥ A + or ≥ A1	0.040%
II	A or A2	0.050%
III	A- or A3	0.060%
IV	BBB+ or Baa1	0.080%
V	≤ BBB or ≤ Baa2	0.100%
The Applicable Facility Fee shall be established from time to time based upon the Ratings in effect from time to time. Any change in the Applicable Facility Fee due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan made to each Borrower, the “Lending Office” of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type to the Borrower are to be made and maintained.
     “Applicable Margin” means that percent per annum set forth below, which shall be based upon the higher Rating of outstanding senior unsecured Indebtedness of the Borrower existing at the date of determination as specified in the table below; provided, however that if there is a split in Ratings of more than one Tier, the Applicable Margin shall be based upon the Tier that is one tier higher than the lower Rating:

	Rating S&P or	Applicable Margin	Applicable	Applicable
Tier	Moody’s	for Loans	Utilization Fee I	Utilization Fee II
I	≥ A + or ≥ A1	0.135%	0.050%	0.125%
II	A or A2	0.150%	0.050%	0.125%
III	A- or A3	0.190%	0.050%	0.125%
IV	BBB+ or Baa1	0.275%	0.050%	0.125%
V	≤ BBB or ≤ Baa2	0.350%	0.100%	0.125%
provided, however, that for each day during which the Outstandings exceed sixty-six and two-thirds percent (66 2/3%) of the Total Commitment, the Applicable Utilization Fee I shall automatically be added to the Applicable Margin set forth above; provided, further, that for each day after August 19, 2008, the Applicable Utilization Fee II (in addition to the Applicable Utilization Fee I) shall automatically be added to the Applicable Margin. The Applicable Margin shall be established from time to time based upon the Ratings in effect from time to time. Any change in the Applicable Margin due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Applicable Utilization Fee I” means that percent per annum set forth in the table in the definition of “Applicable Margin”, which shall be calculated as set forth in the first proviso of the definition of “Applicable Margin”. The Applicable Utilization Fee I shall be established from time to time based on the Ratings in effect from time to time. Any change in the Applicable Utilization Fee I due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Applicable Utilization Fee II” means that percent per annum set forth in the table in the definition of “Applicable Margin”, which shall be calculated as set forth in the second proviso to the definition of “Applicable Margin”. The Applicable Utilization Fee II shall be established from time to time based on the Ratings in effect from time to time. Any change in the Applicable Utilization Fee II due to a change in any Rating shall be effective on the date of such change in such Rating.
     “Approved Fund” shall have the meaning assigned to such term in Section 11.1(g).
     “Assignment and Assumption” shall mean an Assignment and Assumption in the form of Exhibit B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 11.1.
     “Authorized Representative” means, with respect to the Borrower, any of the Chairman of the Board, President, Vice President-Treasurer, or any other Vice President of the Borrower, or any other Person expressly designated by the written authorization of any of the foregoing as an Authorized Representative, as set forth from time to time in a certificate in the form of Exhibit C.
     “Base Rate” means, for any day, the rate per annum equal to the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (ii) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.
     “Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.

     “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
     “Board” means the Board of Governors of the Federal Reserve System (or any successor body).
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrower’s Account” means a demand deposit account with the Agent, Account Number                      or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent.
     “Borrowing Notice” means the notice delivered by an Authorized Representative in connection with a Loan, in the form of Exhibit D.
     “Business Day” means, (i) except as expressly provided in clause (ii), any day which is not a Saturday, Sunday or a day on which banks in the State of New York or North Carolina are authorized or obligated by law, executive order or governmental decree to be closed and (ii) with respect to the selection, funding, interest rate, payment, and Interest Period of any Eurodollar Rate Loan, any day which is a Business Day, as described in clause (i) above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement and foreign exchange transactions in London, England and New York, New York.
     “Capital Leases” means all leases which have been capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any related amendments, interpretations and successors thereof.
     “Change of Control” means, at any time:
     (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, other than the Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act ), of 35% or more of the outstanding shares of Voting Securities of the Borrower;
     (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clauses (A) and (B).
     “Citibank” shall have the meaning assigned to such term in the preamble hereto.
     “Closing Date” means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in Section 5.1 have been satisfied or waived.

     “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     “Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans up to an aggregate principal amount at any one time outstanding equal to such Lender’s Applicable Commitment Percentage of the Total Commitment.
     “Compensation Period” shall have the meaning assigned to such term in Section 2.4(b).
     “Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in Section 6.5(a) (except for those changes concurred in by the Borrower’s independent public accountants).
     “Consolidated Capitalization” means, as of any date on which the amount thereof is to be determined, the sum of Consolidated Indebtedness plus Consolidated Net Worth.
     “Consolidated Indebtedness” means, as of any date on which the amount thereof is to be determined, all Funded Indebtedness of the Borrower and its Subsidiaries, all determined on a consolidated basis.
     “Consolidated Net Worth” means, as of any date on which the amount thereof is to be determined, the consolidated stockholders’ equity of the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.
     “Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Rate Loan from one Interest Period to the next Interest Period.
     “Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 3.2 of one Type of Loan into another Type of Loan.
     “Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both unless cured or waived, would constitute an Event of Default hereunder.
     “Default Rate” means (i) with respect to each Eurodollar Rate Loan, until the end of the Interest Period applicable thereto, a rate of one percent (1%) above the Eurodollar Rate applicable to such Loan, and thereafter at a rate of interest per annum which shall be one percent (1%) above the rate that would be applicable to a Eurodollar Rate Loan with a three month Interest Period made on the date of the payment default to which such Default Rate applies, (ii) with respect to Base Rate Loans, fees, and other amounts payable in respect of Obligations, a rate of interest per annum which shall be one percent (1%) above the Base Rate and (iii) in any case, the maximum rate permitted by applicable law, if lower.
     “Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
     “Eligible Assignee” has the meaning specified in Section 11.1(g).

     “Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.
     “Eurodollar Rate Loan” means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, (a) the Applicable Margin with respect to Eurodollar Rate Loans, plus (b) the following:
     (i) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Reuters screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or
     (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or
     (iii) in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank market for such currency at their request at approximately 4:00 P.M. (London time) two Business Days prior to the first day of such Interest Period.

     “Event of Default” means any of the occurrences set forth as such in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Citibank, N.A. on such day on such transactions as determined by the Agent.
     “Fund” shall have the meaning assigned to such term in Section 11.1(g).
     “Funded Indebtedness” means with respect to any Person, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations under Capital Leases, (c) the deferred purchase price of any property or services that are in the nature of money borrowed, and (d) indebtedness evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including non-contingent, past-due obligations under reimbursement agreements and conditional sales or similar title retention agreements), other than (x) trade payables and accrued expenses incurred in the ordinary course of business, and (y) indebtedness secured by cash deposits subject to a legal right of set-off and not classified as a liability under GAAP.
     “GAAP” or “Generally Accepted Accounting Principles” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.
     “Governmental Authority” shall mean any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) and the purpose of such contracts is to provide credit support in the nature of a guaranty or (b) entered into for the purpose of assuring in any other manner the holder of such

Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.
     “Indebtedness” means as to any Person, without duplication, (a) all Funded Indebtedness of such Person, (b) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless or whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, other than indebtedness secured by cash deposits subject to a legal right of set-off and not classified as a liability under GAAP, and (c) all Indebtedness of third parties Guaranteed by such Person.
     “Indemnified Liabilities” has the meaning set forth in Section 11.9.
     “Indemnified Parties” has the meaning set forth in Section 11.9.
     “Information” shall have the meaning assigned to such term in Section 11.16.
     “Interest Period” means with respect to any Eurodollar Rate Loan, a period commencing on the date such Eurodollar Rate Loan is made or Continued or Converted from a Base Rate Loan and ending, at the Borrower’s option, on the date one, two, three or six months (and, subject to Section 2.1(b)(iii), nine or twelve months) thereafter as notified to the Agent by the Authorized Representative in accordance with the terms hereof; provided that,
     (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day); and
     (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iii) no Interest Period shall extend beyond the Stated Termination Date.
     “Interest Rate Selection Notice” means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or the Conversion of any Eurodollar Rate Loan into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan in the form of Exhibit E.
     “Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law,

statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
     “Loan Documents” means this Agreement, the Notes, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Agent in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.
     “Loan Party” shall have the meaning assigned to such term in Section 11.16.
     “Loans” means loans made by Lenders to the Borrower pursuant to this Agreement.
     “Margin Stock” shall have the meaning of such term within Regulation U of the Board.
     “Material Adverse Effect” means a material adverse effect on (i) the business, financial position, or results of operations, of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to pay or perform its respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.
     “Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.
     “Material Subsidiary” means at any time the Borrower and any Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means at any time an employee benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making, or is accruing an obligation to make, contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.
     “Notes” means, collectively, the promissory notes of the Borrower evidencing Loans executed and delivered to the Lenders as provided in Section 2.3 substantially in the form of Exhibit F, with appropriate insertions as to amounts, dates and names of Lenders.
     “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under or out of this Agreement, the Notes or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.
     “Other Taxes” shall have the meaning assigned to such term in Section 4.6(b).
     “Outstandings” means, as of any date of determination, the aggregate principal amount of all Loans then outstanding.
     “Participant” shall have the meaning assigned to such term in Section 11.1(d).
     “PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
     “Prime Rate” means the per annum rate of interest established from time to time by Citibank, N.A. as its base rate, which rate may not be the lowest rate of interest charged by Citibank, N.A. to its customers.
     “Principal Office” means the principal operations office of Citibank, N.A., presently located at Two Penns Way, New Castle, DE 19720, Attention: Bank Loan Syndications, or such other office and address as the Agent may from time to time designate.
     “Rating” means the rating of senior unsecured Indebtedness of the Borrower in effect at any time such rating is made by either of Moody’s or S&P.
     “Register” shall have the meaning assigned to such term in Section 11.1(c).

     “Regulation D” means Regulation D of the Board as the same may be amended or supplemented from time to time.
     “Required Lenders” means, as of any date, the holders of more than 50% of the sum of the Total Commitments then in effect or, if the Commitments have been terminated, the Outstandings.
     “Same Day Funds” means immediately available funds.
     “Significant Subsidiary” means at any time any Subsidiary, except Subsidiaries which at such time have been designated by the Borrower (by notice to the Agent, which may be amended from time to time, which notices shall be made available by the Agent to the Lenders upon request) as nonmaterial and which, if aggregated and considered as a single Subsidiary, would not meet the definition of “significant subsidiary” in Regulation S-X of the Securities and Exchange Commission.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill.
     “Stated Termination Date” means August 19, 2008, as such date may be extended in accordance with Section 2.5.
     “Subsidiary” means any corporation or other entity in which more than 50% of its outstanding Voting Securities or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower’s Subsidiaries.
     “Taxes” shall have the meaning assigned to such term in Section 4.6(a).
     “Termination Date” means the earliest of (i) the Stated Termination Date, (ii) the date of termination of the Lenders’ obligations pursuant to Section 9.1 upon the occurrence of an Event of Default, or (iii) the date the Borrower voluntarily and permanently terminates the Commitments in accordance with Section 2.1(d) hereof.
     “Total Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s then outstanding Loans.
     “Total Commitment” means a principal amount equal to $400,000,000, as such amount is reduced from time to time in accordance with Section 2.1(d).
     “Trust” means the respective trusts established under those certain deeds of trust dated August 21, 1951 made by John E. Barbey and under the will of John E. Barbey, deceased.
     “Type” shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
     “Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and, in the case of any Subsidiary organized in a jurisdiction outside of the United States, shares not exceeding 5% of total shares) are at the time directly or indirectly owned by the Borrower.
     1.2. Rules of Interpretation.
          (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VIII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          (b) Each term defined in Articles 1, 8 or 9 of the New York Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.
          (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.
          (d) Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.
          (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.
          (f) When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.
          (g) References to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.
          (h) Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at New York, New York.
          (i) Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.
          (j) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.
          (k) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.
          (l) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.
ARTICLE II
THE LOANS
     2.1. Loans.
          (a) Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans in Dollars to the Borrower from time to time from the Closing Date until the Termination Date on a pro rata basis as to the total borrowing requested by the Borrower on any Business Day determined by such Lender’s Applicable Commitment Percentage up to but not exceeding the Commitment of such Lender, provided, however, that the Lenders will not be required and shall have no obligation to make any such Loan (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided further, however, that immediately after giving effect to each such Loan, (x) the aggregate principal amount of Outstandings shall not exceed the then applicable Total Commitment, and (y) the aggregate principal amount of all outstanding Loans made by each Lender shall not exceed such Lender’s Commitment. Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow on any Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Termination Date.
     (b) Loans. (i) An Authorized Representative shall give the Agent:
     (1) at least two (2) Business Days’ irrevocable telephonic notice of each Eurodollar Rate Loan (whether representing an additional borrowing or the Continuation of a borrowing hereunder or the Conversion of a borrowing hereunder from a Base Rate Loan to a Eurodollar Rate Loan) prior to 12:00 noon; and
     (2) irrevocable telephonic notice of each Base Rate Loan (whether representing an additional borrowing hereunder or the Conversion of a borrowing hereunder from a Eurodollar Rate Loan to a Base Rate Loan) prior to 12:00 noon on the day of such proposed Loan.
Each such notice shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the Type of Loan (Base Rate or Eurodollar Rate), the date of borrowing (which shall be a Business Day) and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with a specification of the amount of each Lender’s portion of a Loan requested thereunder, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 12:00 noon) not later than 1:00 P.M. on the same day as the Agent’s receipt of such notice.
          (ii) Not later than 10:00 A.M. (in the case of a Eurodollar Rate Loan) or 2:00 P.M. (in the case of a Base Rate Loan) on the date specified for each Loan, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender’s Applicable Commitment Percentage of the Loan or Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof to the Borrower’s Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.
          (iii) If requested by the Borrower through the Agent before 12:00 noon at least four Business Days before the beginning of any Interest Period applicable to a Eurodollar Rate Loan, each Lender will advise the Agent before 10:00 A.M. three Business Days preceding the beginning of such Interest Period as to whether, if the Borrower selects an Interest Period of nine or twelve months, such Lender expects that deposits in Dollars with a term corresponding to such Interest Period will be available to it two Business Days preceding such Interest Period in the amount and for the duration required to fund the Eurodollar Rate Loan to which such Interest

Period would apply. If, but only if, each Lender confirms that it expects such deposits to be available to it on terms acceptable to such Lender, in its own discretion, then the Borrower shall be entitled to select a duration of nine or twelve months for such Interest Period.
          (c) Repayment of Loans. The principal amount of each Loan shall be due and payable to the Agent for the benefit of each Lender in full on the Termination Date, or earlier as specifically provided herein. The principal amount of any Loan may be prepaid without penalty or premium in whole or in part on any Business Day, upon (A) at least three (3) Business Days’ irrevocable telephonic notice in the case of each Eurodollar Rate Loan from an Authorized Representative (effective upon receipt) to the Agent prior to 12:00 noon and (B) irrevocable telephonic notice in the case of each Base Rate Loan from an Authorized Representative (effective upon receipt) to the Agent prior to 12:00 noon on the day of such proposed repayment. The Agent shall give the Lenders prompt notice of all such notices of prepayment. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice but failure to provide such confirmation shall not affect the validity of such telephonic notice. All prepayments of Loans shall be in the amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000, or the amount equal to all Outstandings. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.5.
          (d) Reductions. (i) Optional. The Borrower shall, by notice from an Authorized Representative, have the right from time to time, upon not less than three (3) Business Days’ written notice to the Agent, effective upon receipt, to reduce the Total Commitment, which reduction shall be applied pro rata to the Commitments of the Lenders. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, or the entire remaining Total Commitment, and shall permanently reduce the Total Commitment.
          (ii) Mandatory. On any date prior to the Termination Date on which any Net Proceeds are received by the Borrower or any of its Subsidiaries in respect of any Reduction Event, the Total Commitment shall be automatically and permanently reduced by an amount equal to the amount of such Net Proceeds, which reduction shall be applied pro rata to the Commitments of the Lenders. The Borrower shall notify the Agent of the proposed consummation of any Reduction Event (and the corresponding reduction of the Total Commitment and prepayment of the Loans pursuant to this Section 2.1(d)(ii)) as soon as reasonably practicable. Such notice shall specify (A) the date of the proposed consummation of such Reduction Event, (B) a reasonably detailed estimate of the Net Proceeds thereof, and (C) the anticipated amount of the reduction of the Total Commitment and prepayment of the Loans as a result thereof.
          For purposes of this Section 2.1(d)(ii), the following terms shall have the following meanings:
     “Net Proceeds” means, with respect to any Reduction Event, (a) the cash proceeds received in respect thereof, in each case net of (b) all reasonable fees and commissions and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties in connection with such Reduction Event.

     “Reduction Event” means any of the following occurring on or after the date hereof:
     (x) the incurrence by the Borrower or any Subsidiary of any debt for borrowed money in the capital markets, including without limitation pursuant to a public offering or a private placement, except commercial paper (such exception to include without limitation extended commercial paper notes), it being understood that under no circumstances will a syndicated loan facility give rise to a Reduction Event; and
     (y) the issuance by the Borrower of any equity security, except any such issuance in connection with the exercise of employee stock options or any such issuance in the ordinary course to officers, employees, consultants and directors.
          (iii) Each reduction of the Total Commitment shall be accompanied by payment of the Loans to the extent that the principal amount of Outstandings exceeds the Total Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid and any amount required under Section 4.5.
     2.2. Use of Proceeds. The proceeds of the Loans made hereunder shall be used by the Borrower for general corporate purposes including without limitation the making of acquisitions.
     2.3. Notes. Upon the request to the Agent by any Lender, Loans made by such Lender to the Borrower shall be evidenced by a Note payable by the Borrower to the order of such Lender in the respective amount of its Applicable Commitment Percentage of the Total Commitment, which Note shall be dated the Closing Date or a later date pursuant to an Assignment and Assumption and shall be duly completed, executed and delivered by the Borrower.
     2.4. Certain Payment Provisions. Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in Same Day Funds, then:
          (a) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in Same Day Funds, at the Federal Funds Rate from time to time in effect; and
          (b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Loan. If such

Lender does not pay such amount forthwith upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Agent to any Lender with respect to any amount owing under this subsection 2.4 shall be conclusive, absent manifest error.
     2.5. Extension of Stated Termination Date. The Borrower may, upon notice to the Agent within 10 Business Days prior to August 19, 2008, request an extension of the Stated Termination Date for an additional 364 days, whereupon, effective on the existing Stated Termination Date, the Stated Termination Date will be extended for an additional 364 days from the existing Stated Termination Date. Such extension will be subject to the conditions that (a) the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date of such extension, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.5 shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.1 from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section; and (b) at the time of (and after giving effect to) such extension, no Default or Event of Default shall have occurred and be continuing.
ARTICLE III
FUNDING, FEES, AND PAYMENT CONVENTIONS
     3.1. Interest Rate Options. (a) Loans may be Base Rate Loans or Eurodollar Rate Loans as the Borrower may elect in the related Borrowing Notice or Interest Rate Selection Notice, as the case may be.
          (b) Eurodollar Rate Loans and Base Rate Loans may be outstanding at the same time and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option to elect (i) the Type of Loan (subject to Section 3.1(a)) and (ii) in the case of all Eurodollar Rate Loans, the duration of the initial and any subsequent Interest Periods and (iii) to Convert Loans in accordance with Sections 2.1(b)(i) and 3.2, as applicable; provided, however, (x) there shall not be outstanding at any one time Eurodollar Rate Loans having more than twenty (20) different Interest Periods and (y) no Eurodollar Rate Loan shall have an Interest Period that extends beyond the Stated Termination Date. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any such Loan to or Continuation of any such Loan as a Eurodollar Rate Loan by the time prescribed by Sections 2.1(b)(i) and 3.2, as applicable, the Borrower shall be deemed to have elected to obtain or Convert such Loan to (or Continue such Loan as) a Eurodollar Rate Loan having an Interest Period of one month until the Borrower notifies the Agent in accordance with Section 3.2. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Rate Loan and (ii) unless repaid, each Eurodollar Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
     3.2. Conversions and Elections of Subsequent Interest Periods. (a) Subject to the limitations set forth in the definition of “Interest Period,” in Sections 2.1(b)(iii) and 3.1 and in Article IV, the Borrower may:
     (a) upon delivery of telephonic notice to the Agent (which shall be irrevocable) on or before 12:00 noon on any Business Day, Convert any Eurodollar Rate Loan to a Base Rate Loan on the last day of the Interest Period for such Eurodollar Rate Loan; and
     (b) provided that no Default or Event of Default shall have occurred and be continuing, upon delivery of telephonic notice to the Agent (which shall be irrevocable) on or before 12:00 noon two (2) Business Days’ prior to the date of such Conversion or Continuation in the case of Eurodollar Rate Loans:
     (i) elect a subsequent Interest Period for any Eurodollar Rate Loan to begin on the last day of the then current Interest Period for such Eurodollar Rate Loan; or
     (ii) Convert any Base Rate Loan to a Eurodollar Rate Loan on any Business Day.
     Failure by the Borrower to elect a Conversion or a Continuation or to provide notice of payment shall result in the automatic Continuation or Conversion, as the case may be, of the applicable Loan to a Eurodollar Rate Loan having an Interest Period of one month. Each such notice shall be effective upon receipt by the Agent, shall specify the amount of the affected Eurodollar Rate Loan, the Type of Loan, and, if a Continuation as or Conversion into a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Agent written confirmation of each such telephonic notice in the form of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 12:00 noon) not later than 3:00 P.M. on the same day as the Agent’s receipt of such notice. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.
     3.3. Payment of Interest. The Borrower shall pay to the Agent interest on the outstanding and unpaid principal amount of each Loan for the account of each Lender commencing on the date of such Loan until such Loan shall be repaid, at the applicable Base Rate or Eurodollar Rate as designated by the Borrower in the related Borrowing Notice or Interest Rate Selection Notice or as otherwise provided hereunder. Interest on each Loan shall be paid on the earlier of (a) in the case of any Base Rate Loan, quarterly in arrears of the last Business Day of each March, June, September and December, commencing on September 30, 2007, until the Termination Date, at which date the entire principal amount of and all accrued interest on the Loans shall be paid in full, (b) in the case of any Eurodollar Rate Loan, on last day of the applicable Interest Period for such Eurodollar Rate Loan and if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (c) upon payment in full of the related Loan; provided, however, that any amount payable hereunder (whether of principal, interest, fees or otherwise), if not paid when due, shall bear interest until such amount is paid in full at the Default Rate notwithstanding any provision herein to the contrary.
     3.4. Prepayments of Eurodollar Rate Loans. Whenever any payment of principal shall be made in respect of any Loan hereunder, whether at maturity, on acceleration, by optional or mandatory prepayment or as otherwise required or permitted hereunder, with the effect that any Eurodollar Rate Loan shall be prepaid in whole or in part prior to the last day of the Interest Period applicable to such Eurodollar Rate Loan, such payment of principal shall be accompanied by the additional payment, if any, required by Section 4.5.
     3.5. Manner of Payment. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid by or on behalf of the Borrower to the Lenders or the Agent with respect to any Loan, shall be made to the Agent in Dollars at the Principal Office in immediately available funds without setoff, recoupment, deduction or counterclaim on or before 2:00 P.M. on the date such payment is due. The Borrower shall give the Agent not less than one (1) Business Day’s prior written notice of any payment of principal, such notice to be given prior to 2:00 P.M. and to specify the date the payment will be made and the Loan to which payment relates. The Agent may, but shall not be obligated to, debit the amount of such payment from any one or more ordinary deposit accounts of the Borrower with the Agent. Any such payment shall not be deemed to be received until the time such funds become available. Interest shall continue to accrue at the Default Rate on any principal or fees as to which no payment is made from the date such amount was due and payable until the date such funds become available.
          (b) In the event that any payment hereunder or under any of the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of “Interest Period”; provided, however, that interest shall continue to accrue during the period of any such extension; and provided further, however, that in no event shall any such due date be extended beyond the Termination Date.
     3.6. Facility Fees. For the period beginning on and including the Closing Date and ending on (but excluding) the Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a facility fee equal to the Applicable Facility Fee multiplied by the Total Commitment without giving effect to any Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing September 30, 2007 and on the Termination Date. Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion.

     3.7. Payments to Agent for Lenders. Except as otherwise specified herein, (i) each payment on account of the principal of and interest on Loans and the fees described in Section 3.6, shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, and (ii) the Agent will promptly distribute to the applicable Lenders, in immediately available funds payments received in fully collected, immediately available funds from the Borrower.
     3.8. Computation of Rates and Fees. Except as may be otherwise expressly provided, (a) interest on Base Rate Loans shall be computed on the basis of a year of 365/366 days and calculated for actual days elapsed and (b) all other interest rates (including each Eurodollar Rate) and fees shall be computed on the basis of a year of 360 days and calculated for actual days elapsed.
     3.9. Deficiency Advances. No Lender shall be responsible for any default of any other Lender in respect to such other Lender’s obligation to make any Loan hereunder, nor shall the Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to make any Loan to the Borrower as herein provided, the Agent may in its discretion, but shall not be obligated to, advance in its favor as a Lender all or any portion of such Loan (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such defaulting Lender would have been entitled had it made such Loan; provided that (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance shall be paid by such defaulting Lender and (ii) upon payment to the Agent from such defaulting Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the Borrower on each Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Loan of the Agent in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.
ARTICLE IV
CHANGE IN CIRCUMSTANCES
     4.1. Increased Cost and Reduced Return.
          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation (other than any such adoption or change relating to Taxes or Other Taxes, the compensation for which is governed by Section 4.6), or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

     (i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the reserve requirement contemplated by Section 4.1(c)(ii)) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or
     (ii) shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;
and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Loans, then the Borrower shall pay to such Lender within 15 days of demand for such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 4.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Rate Loans, or to Convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.5 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within 15 days after demand by such Lender (with a copy to the Agent) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.
          (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     (i) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under clauses (a) or (b) above with respect to increased costs or reduction in return on capital with respect to any period prior to the date that is three months prior to such request if such Lender knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions in return on capital and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions in capital; provided further that the foregoing limitation shall not apply to any increased costs or reductions in return on capital arising out of the retroactive application of any law, rule, guideline or directive as aforesaid within such three-month period.
     (ii) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
     4.2. Inability to Determine Interest Rate. If on or prior to the first day of any Interest Period for any Eurodollar Rate Loan:
     (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or
     (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding or maintaining Eurodollar Rate Loans for such Interest Period;
then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make or Continue Eurodollar Rate Loans, or to Convert Base Rate Loans into Eurodollar Rate Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Rate Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.
     4.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof, and such Lender’s obligation to make or Continue Eurodollar Rate Loans and to Convert Base Rate Loans in to Eurodollar Rate Loans shall be suspended until the circumstances giving rise to suspension no longer exist, in which case such Lender shall again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 4.4 shall be applicable).
     4.4. Treatment of Affected Loans. If the obligation of any Lender to make or Continue a Eurodollar Rate Loan, or to Convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 4.2 or 4.3 hereof (such Eurodollar Rate Loans being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.2 or 4.3 hereof that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.2 or 4.3 hereof that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
     4.5. Compensation. Upon the request of any Lender (with a copy to the Agent), the Borrower shall promptly pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:
     (a) any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason, including, without limitation, the acceleration of the Loans pursuant to Section 9.1, on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article V to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing,

Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, Conversion, Continuation, or prepayment under this Agreement;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
     4.6. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes (including branch profit taxes) imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof and (y) in the case of each Lender and the Agent, taxes imposed by reason of any present or former connection between such Lender or the Agent and the jurisdiction imposing such taxes, other than solely as a result of this Agreement or any transaction contemplated hereby (all such taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities not excluded in (x) and (y) being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) within thirty days after the date of such payment, the Borrower shall furnish to the Agent, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not legally available, any other document evidencing payment thereof that is reasonably satisfactory to such Lender.
          (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. Indemnification shall be made within 15 days of the date of demand therefor.
          (d) Each Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Lender is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, at the reasonable request of the Borrower, deliver to the Borrower (with a copy to the Agent), at such time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Each Lender, on the date of its execution and delivery of this Agreement in the case of each such Lender listed on the signature pages hereof and on the date on which it becomes a Lender in the case of each such other Lender, represents and warrants to the Agent and the Borrower that as of such date payments to its Applicable Lending Offices under this Agreement are exempt from withholding tax under the law of the jurisdiction or jurisdictions in which such Lender or its Applicable Lending Offices is or are located or any treaty to which any such jurisdiction is a party. Upon the request of any Lender, the Borrower will make such factual representations as may be reasonably required by such Lender in order to enable such Lender to make such representation and warranty.
          (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 4.6(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.6(a) or 4.6(b) with respect to Taxes; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.6 shall survive the termination of the Commitments and the payment in full of the Notes.
          (g) If any Lender receives a refund or credit from a taxation authority (such credit to include any increase in any foreign tax credit) in respect of any Taxes or Other Taxes for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts hereunder, it shall within 30 days from the date of such receipt pay over the amount of such refund, credit or other reduction (including any interest paid or credited by the relevant taxing authority or Governmental Authority with respect to such refund, credit or other reduction) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket third party expenses of such Lender related to claiming such refund or credit and without interest (other than interest paid by the relevant taxation authority with respect to such refund or credit); provided, however, that the Borrower agrees to repay, upon the request of such Lender, the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund or credit to such taxation authority.
     4.7. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.1, 4.2(b), 4.3 or 4.6 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 4.7 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.1, 4.2(b), 4.3 or 4.6.
     4.8. Substitution of Lenders. Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim under Section 4.1, 4.2(b), 4.3 or 4.6, the Borrower may: (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (b) replace such Affected Lender by designating another Lender or a financial institution that is willing to acquire such Loans and assume such Commitments; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or financial institution shall purchase, at par) all Loans, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.5 if any Eurodollar Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall otherwise qualify as an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.1 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee) and (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1, 4.2(b), 4.3 or 4.6, as the case may be, to the extent such additional amounts of such Affected Lender were incurred on or prior to the consummation of such replacement.
ARTICLE V
CONDITIONS TO MAKING LOANS
     5.1. Conditions of Closing. The obligation of the Lenders to make the initial Loans requested to be made by it is subject to the conditions precedent that:
          (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent, the following:
     (i) executed originals of each of this Agreement, any Notes requested prior to the Closing Date and the other Loan Documents, together with all schedules and exhibits thereto;
     (ii) the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of (i) Candace S. Cummings, Vice President & General Counsel of the Borrower and (ii) Davis Polk & Wardwell, special counsel to the Borrower, in each case, dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to the Agent and to Shearman & Sterling LLP, special counsel to the Agent;
     (iii) resolutions of the board of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower certified by its secretary or assistant secretary or any Authorized Representative as of the Closing Date, approving and adopting the Loan Documents to be executed by the Borrower and authorizing the execution and delivery thereof;
     (iv) specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of the Borrower, certified by the secretary or assistant secretary or any Authorized Representative;
     (v) the Organizational Documents of the Borrower certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of its organization or by an Authorized Representative;
     (vi) the by-laws or articles of association of the Borrower certified as of the Closing Date as true and correct by its secretary or assistant secretary or any Authorized Representative;
     (vii) to the extent applicable and available in the relevant jurisdiction, a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of the jurisdiction of formation of the Borrower as to the due existence and good standing of the Borrower;
     (viii) notice of appointment of the initial Authorized Representative;
     (ix) a certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the covenants contained in Sections 8.1, 8.2(i) and 8.3(e) as of the end of the fiscal quarter for which financial statements are publicly available most recently ended prior to the Closing Date, substantially in the form of Exhibit G;
     (x) a certificate of the Borrower certifying that (A) as of the Closing Date, each of the representations and warranties set forth in Article VI is true and correct, (B) after giving effect to the Closing Date and all Loans to be made on the Closing Date, there will be no Default or Event of Default under this Agreement, and (C) except as disclosed in any reports or financial statements filed with the Securities and Exchange Commission on or prior to August 7, 2007, as of the Closing Date there shall not have occurred a material adverse change since December 30, 2006 in the business, financial position or results of operations of the Borrower and its Subsidiaries, taken as a whole; and
     (xi) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.
     5.2. Conditions to Each Loan. The obligations of the Lenders to make any Loan on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:
          (a) the Agent shall have received a Borrowing Notice;
          (b) the representations and warranties set forth in Article VI shall be true and correct in all material respects on and as of the date of such Loan, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.5 shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.1 from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section; and
          (c) at the time of (and after giving effect to) each Loan, no Default or Event of Default shall have occurred and be continuing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:
     6.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     6.2. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
     6.3. Material Subsidiaries. Each of the Borrower’s Material Subsidiaries is a corporation, limited liability company or partnership, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation, and has the requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     6.4. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.
     6.5. Financial Information. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of December 30, 2006 and the related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s Form 10-K for the fiscal year then ending, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
          (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2007 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended June 30, 2007 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a Consistent Basis, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).
     6.6. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity of this Agreement or the Notes.
     6.7. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan or Multiemployer Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, in each case that could reasonably be expected to have a Material Adverse Effect.
     6.8. Environmental Matters. In the ordinary course of its business, the Borrower conducts periodic reviews, which it considers prudent and reasonable in light of the nature of the business, of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.
     6.9. Taxes. The Borrower and its Significant Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the

Borrower or any Significant Subsidiary, except for such amounts as may be contested in good faith by appropriate proceedings, so long as collection thereof is effectively stayed. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate.
     6.10. Margin Stock. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute any of the Loans under this Agreement a “purpose” credit within the meaning of Regulation U or Regulation X (12 C.F.R. Part 221) of the Board; provided, however that the Borrower may purchase (i) its own stock and (ii) Margin Stock in connection with an Acquisition so long as, following the application of the proceeds of each borrowing hereunder, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will be Margin Stock. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.
     6.11. Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     6.12. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, considered as a whole, or the ability of the Borrower to perform its respective obligations under this Agreement.
     6.13. No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship among the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Borrower as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.

ARTICLE VII
AFFIRMATIVE COVENANTS
     As long as any Commitment remains in effect or any Loan or other amount is owing to any Lender or the Agent hereunder, unless the Required Lenders shall otherwise consent in writing:
     7.1. Financial Reports, Etc. The Borrower will deliver to each of the Lenders:
          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP applied on a Consistent Basis and containing opinions of PricewaterhouseCoopers LLP, or other such independent certified public accountants of nationally recognized standing, which are unqualified as to the scope of the audit performed and as to the “going concern” status of the Borrower;
          (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and of income and cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Authorized Representative;
          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Representative (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 8.1, 8.2(i) and 8.3(e) on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) advising whether anything has come to their attention to cause then to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above, provided that such statement need not be provided if it is the general practice and policy of such firm not to provide such statements;
          (e) forthwith upon the occurrence of any Default or Event of Default, a certificate of an Authorized Representative setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;
          (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice that it has incurred complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 404l(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of an Authorized Representative setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take with respect thereto; provided that no such delivery referred to in clauses (i) through (vii) above shall be required unless the event described in the applicable clause could reasonably be expected to have a Material Adverse Effect; and
          (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to Section 7.1(a), (b), (f) or (g) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted (or a link thereto is provided) on the Borrower’s website on the Internet at www.vfc.com, at www.sec.gov/edgar/searchedgar/webusers.htm (the Central Index Key as of the date of this Agreement for the Borrower being 0000103379), or on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent), in each case so long as such documents are generally available without charge to the Agent and each of the Lenders at such locations; provided that: (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 7.1(c) to the Agent. Except for such certificates required by Section 7.1(c), the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     7.2. Payment of Taxes. The Borrower will pay, and will cause each Significant Subsidiary to pay, all their respective tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of the same.
     7.3. Maintenance of Properties; Insurance. The Borrower will keep, and will cause each Significant Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Significant Subsidiary to maintain (either in the name of the Borrower or in such Significant Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; provided that the Borrower shall have the right to self-insure or use a captive insurer in order to meet such insurance requirements so long as the Borrower or such captive insurer provides the Lenders with reasonable proof of financial responsibility. The Borrower will furnish to the Lenders, upon written request from the Agent, full information as to the insurance carried.
     7.4. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) appropriate steps are being taken to correct any failure to comply therewith and such failure does not have a Material Adverse Effect.
     7.5. Books and Records. The Borrower will, and will cause each Significant Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Significant Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Significant Subsidiary, as the case may be.

ARTICLE VIII
NEGATIVE COVENANTS
     As long as any Commitment remains in effect or any Loan or other amount is owing to any Lender or the Agent hereunder, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:
     8.1. Consolidated Indebtedness to Consolidated Capitalization. Permit the ratio of Consolidated Indebtedness to Consolidated Capitalization to be greater than 0.60 to 1.00 at any time.
     8.2. Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than
          (a) Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $50,000,000;
          (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;
          (c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;
          (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;
          (e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
          (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by clauses (a) through (e) above provided that such Indebtedness is not increased and is not secured by any additional assets;
          (g) Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operations of its business;
          (h) Liens on assets of a Subsidiary securing Indebtedness owed to the Borrower or a Wholly Owned Subsidiary; and

          (i) Liens not otherwise permitted by the foregoing clauses securing Indebtedness in an aggregate principal amount at any time not to exceed 5% of Consolidated Net Worth.
     8.3. Indebtedness of Subsidiaries. Incur, create, assume or permit to exist any Indebtedness of any Subsidiary of the Borrower, howsoever evidenced, except:
          (a) Indebtedness of any corporation outstanding at the time such corporation becomes a Subsidiary and not created in contemplation of such event;
          (b) Indebtedness of any corporation outstanding at the time such corporation is merged or consolidated with or into a Subsidiary and not created in contemplation of such event;
          (c) Indebtedness secured by a Lien permitted by Section 8.2 hereof;
          (d) Indebtedness owing to the Borrower or a Wholly Owned Subsidiary; and
          (e) Indebtedness not otherwise permitted by the foregoing clauses of this Section in an aggregate outstanding principal amount for all Subsidiaries at no time exceeding $450,000,000.
     The foregoing is subject to the further limitations that (i) for purposes of this Section, any preferred stock of a Subsidiary held by a Person other than the Borrower or a Wholly Owned Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the Indebtedness of such Subsidiary and (ii) Indebtedness permitted by this Section does not include a refunding, renewal or extension of such Indebtedness so that any such new Indebtedness must fall independently within one of the above exceptions.
     8.4. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person; provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and is not a subsidiary of another person and (B) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing; or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person, except for sales, leases and other transfers to a Wholly Owned Subsidiary; provided that nothing in this Section 8.4 shall be construed to prohibit or limit the ability of the Borrower or any Subsidiary to dispose of Margin Stock for fair market value.
     8.5. Change in Control. Cause, suffer or permit to exist or occur any Change of Control.
ARTICLE IX
EVENTS OF DEFAULT AND ACCELERATION
     9.1. Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:
     (a) if default shall be made in the due and punctual payment of the principal of any Loan, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III, at maturity, by acceleration or otherwise; or
     (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent within five days of the date on which the same shall be due and payable; or
     (c) if default shall be made in the performance or observance of any covenant set forth in Article VIII; or
     (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of (i) receipt of notice of such default by an Authorized Representative from the Agent and (ii) the date on which an officer or Authorized Representative becomes aware of such default, or if without the written consent of the Lenders, this Agreement or any Note shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than as expressly provided for hereunder or thereunder); or
     (e) if there shall occur (i) a default, which is not waived or cured within any applicable grace periods, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness (other than the Loans and other Obligations and other than Indebtedness owed to the Borrower or any Subsidiary) of the Borrower or any Subsidiary in an amount not less than $50,000,000 in the aggregate outstanding, or (ii) any event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness in excess of $50,000,000 may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, and such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or
     (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or
     (g) if the Borrower or any Significant Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, domestic or foreign; or
     (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Significant Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or any other jurisdiction, domestic or foreign, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Significant Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Significant Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or any other jurisdiction, domestic or foreign which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Borrower or any Significant Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or
     (i) if (i) any judgment or order where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $50,000,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower’s or Subsidiaries’ properties for any amount in excess of $50,000,000; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or
     (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV or ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a payment obligation in excess of $50,000,000;
then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,
   (A) either or both of the following actions may be taken: (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans terminated, whereupon the obligation of each

Lender to make further Loans hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Loans hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and
     (B) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.
     9.2. Agent to Act. In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.
     9.3. Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.
     9.4. No Waiver. No course of dealing between the Borrower, on the one hand, and any Lender or the Agent, on the other hand, or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.
     9.5. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article IX hereof, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Agent in the following order:
          (a) amounts due to the Lenders pursuant to Sections 3.6 and 11.5;

          (b) payments of interest on Loans to be applied for the ratable benefit of the Lenders;
          (c) payments of principal of Loans, to be applied for the ratable benefit of the Lenders;
          (d) amounts due to the Agent and the Lenders pursuant to Section 11.9;
          (e) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;
          (f) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.
ARTICLE X
THE AGENT
     10.1. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 hereof shall include its affiliates and its own and its affiliates’ officers, directors, employees, and agents):
     (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender (it being understood, without limiting the generality of the foregoing, that the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and instead such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties);
     (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by the Borrower or any other Person to perform any of its obligations thereunder;
     (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Borrower or the satisfaction of any condition or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries or affiliates;

     (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document;
     (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct; and
     (f) shall not be obligated to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact that it selects in the absence of gross negligence or willful misconduct.
     10.2. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Assumption executed in accordance with Section 11.1 hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.
     For purposes of determining compliance with the conditions specified in Section 5.1 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     10.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt written notice thereof to the Lenders. The Agent shall (subject to Sections 10.2 and 11.6 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.
     10.4. Rights as Lender. With respect to its Commitments and the Loans made by it, Citibank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. Citibank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with the Borrower or any of its Subsidiaries or affiliates as if it were not acting as Agent, and Citibank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     10.5. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including fees and expenses of legal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Agent.
     10.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.
     10.7. Resignation of Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower . Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower) to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     10.8. Syndication Agent. The Syndication Agent in such capacity shall have no duties or responsibilities under this Agreement.
     10.9. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.6 and 11.5) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.6 and 11.5.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XI
MISCELLANEOUS
     11.1. Assignments and Participations.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan or Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the assigned Commitment (which for this purpose includes the Loans outstanding thereunder), determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or its equivalent) or an integral multiple of $5,000,000 (or its equivalent) in excess thereof, unless each of the Agent and, so long as no Event of Default under Section 9.1(a), (b), (g) or (h) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned; (iii) any assignment of a Commitment must be approved (which approval shall not be unreasonably withheld or delayed) by the Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, 11.5 and 11.9 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. Notwithstanding the foregoing, (x) the Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such assignee Lender and (y) an assignment will only be effective after performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to an assignee Lender, the completion of which the Agent shall promptly notify to the assigning Lender and the assignee Lender.
          (c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Applicable Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may at any time, without the consent of, or (except as set forth below in this subsection (d)) notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender selling a participation shall notify the Borrower of the identity of the participant and the amount of the participation, provided that the failure of any Lender to give such notice shall not affect the validity of such sale or the rights of the participant hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3(a) as though it were a Lender, provided such Participant agrees to be subject to Section 11.3(b) as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide such forms, certificates or other evidence, if any, with respect to withholding tax matters as required under Section 4.6(d).
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent (which approval shall be subject to the last sentence of Section 11.1(b) and shall not be unreasonably withheld) and (ii) unless an Event of Default under Section 9.1(a), (b), (g) or (h) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     11.2. Notices. (a) Subject to Section 11.2(b), any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telefacsimile (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:
(A) if to the Borrower:
V.F. Corporation
105 Corporate Center Boulevard
Greensboro, North Carolina 27408
Attn: Frank C. Pickard, III, Vice President-Treasurer
Telephone: (336) 424-6000
Telefacsimile: (336) 424-7630
(B) if to the Agent:
Citibank, N.A.
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
Telephone: 302-
Telefacsimile: 212-
with a copy to:
Citibank, N.A.
288 Greenwich Street
New York, New York 10013
Attention: [John McQuiston]
Telephone: 212-816-8157
Telefacsimile: 212-816-____
(C) if to the Lenders:
At the addresses set forth in an administrative questionnaire delivered to the Agent.
     (b) So long as Citibank or any of its Affiliates is the Agent, materials as the Borrower and the Agent may agree in their sole discretion shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that subject to its consent the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (other than any Borrowing Notice, Interest Rate Selection Notice or notices constituting service of process or relating to legal process) (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar secure (subject to the following sentence) electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es) as such Lender shall instruct. The Agent agrees that it will, upon any Lender’s reasonable request, furnish materials posted on the Platform to such Lender in hard copy to such Lender’s address for notices provided pursuant to Section 11.2(a).
     11.3. Right of Set-off; Adjustments. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
          (b) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 11.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.
     11.4. Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any Commitment hereunder or the Borrower has continuing obligations hereunder unless otherwise provided herein.
     11.5. Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. If an Event of Default occurs, the Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys’ fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.
     11.6. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and either the Required Lenders or (as to Loan Documents other than the Credit Agreement) the Agent at the direction of and on behalf of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders affected thereby, (i) increase the Commitments of the Lenders or the Total Commitment, (ii) reduce the principal of or rate or amount of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the applicable Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 11.6 or any other provision of this Agreement, (v) change Section 9.5, Section 2.1(d) or Section 11.3 in a manner that would alter the pro rata sharing of payments or the pro rata reduction of any of the Commitments required thereby or (v) amend this Section 11.6; and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
     11.7. Counterparts. This Agreement and any Loan Document may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement or any Loan Document to produce or account for more than one such fully-executed counterpart. Delivery of an executed signature page of this Agreement or any Loan Document by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
     11.8. Termination. The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrower has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force, and the Borrower shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.
     11.9. Indemnification; Limitation of Liability. (a) The Borrower, to the maximum extent permitted by applicable law, agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (collectively, “Indemnified Liabilities”), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.
          (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.
     11.10. Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.
     11.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document executed on or after the date of this Agreement shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     11.12. Reserved.
     11.13. Reserved.
     11.14. Reserved.
     11.15. Governing Law; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
          (b) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWER HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE NON EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
          (c) THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 11.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.
          (d) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.
          (e) THE BORROWER HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.
     11.16. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (each, a “Loan Party”) relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.17. “Know Your Customer” Checks. (a) If:
     (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
     (ii) any change in the status of a Loan Party after the date of this Agreement; or
     (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     (b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
[Signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

V.F. CORPORATION
By:	/s/ Mackey J. McDonald
Name:	Mackey J. McDonald
Title:	Chairman and Chief Executive Officer

By:	/s/ Frank C. Pickard
Name:	Frank C. Pickard III
Title:	Vice President – Treasurer

CITIBANK, N.A., as Agent for the Lenders and as Lender
By:	/s/ Peter Kettle
Name:	Peter Kettle
Title:	Vice President

BANK OF AMERICA, N.A., as Syndication Agent and as Lender
By:	/s/ Thomas J. Kane
Name:	Thomas J. Kane
Title:	SVP

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